485 California Street Suite 700 San Francisco, CA 94104	Phone (415) 434-3744 Fax: (415) 788-2260 www.oumcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the prospectus constituting a part of this Registration Statement on Form S-1 Amendment No. 1 of EFactor Holdings, Inc. of our report dated November 2, 2011, except for Note 1, as to which the date is December 29, 2011, relating to the financial statements of EFactor Holdings, Inc. (which report expresses an unqualified opinion on the financial statements and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern).

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ OUM & Co. LLP

San Francisco, California

January 30, 2012